UPC RECEIVES WAIVER FROM SENIOR BANK LENDERS


Amsterdam, March 4, 2002 -- Further to the announcement of February 1, 2002 regarding United Pan-Europe Communications N.V.'s ("UPC") proposed recapitalisation, UPC announced today that bank lenders under its EUR 4.0 billion Senior Secured bank credit agreement have agreed to grant a waiver until June 3, 2002, of the defaults under the facility arising as a result of UPC's failure to make interest payments under its outstanding Senior Notes during the term of the waiver. In addition, UPC has also secured a waiver from UGC, holder of the Exchangeable Loan.

UPC confirmed that it had not made the interest payments totalling EUR113 million which were due on February 1, 2002 in respect of its outstanding 10 7/8% Senior Notes, 11 1/4% Senior Notes and 11 1/2% Senior Notes prior to the expiration of the grace period provided for making such payments. During the period that the waiver is in effect, UPC intends to continue to pursue negotiations with its bondholders with respect to its proposed recapitalisation.


United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC completed an IPO in February 1999 and its shares are traded on Euronext Amsterdam Exchange (UPC) and NASDAQ (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).


For further information on UPC please contact:
Claire Appleby                            Bert Holtkamp
Director of Investor Relations            Director of Corporate Communications
+ 44 (0) 20 7661 3500                     + 31 (0) 20 778 9447 or  + 31
                                          655 38 0594
Email: ir@upccorp.com                     Email: bholtkamp@upccorp.com

Lazard                                    Citigate First Financial
Richard Stables                           Carina Hamaker
+ 44 (0) 20 7588 2721                     + 31 (0) 20 575 40 10

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Jim Millstein                             Citigate Dewe Rogerson
+ 1 212 632 6000                          Toby Moore
                                          + 44 (0) 20 7638 9571
JP Morgan Chase
Doug McRae
+ 1 415 371 4352

Andrea Salvato
+ 44 (0) 20 7325 6460


Also, please visit www.upccorp.com for further information about UPC.